                                                                    EXHIBIT 4.3*

                                 Notarial Deed

                         Role of Deeds No. H 1323 /2005

Negotiated at Duesseldorf (Germany) this 17th day of May, 2005

Before me, the undersigned Notary

                               DR. ARMIN HAUSCHILD

duly admitted and sworn in with official residence at Duesseldorf,

appeared

1.   Dr. Ingo Theusinger,
     born on June 1, 1973,
     business address Feldmuehleplatz 1, 40545 Duesseldorf, identified by his identity card not acting in his own name but as attorney-in-fact in the name and on behalf of

     - E.ON VITERRA-BETEILIGUNGSGESELLSCHAFT MBH with registered offices in 40479 Duesseldorf, E.ON Platz 1, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Duesseldorf under HRB 33224

2.   Dr. Nina Boettger,
     born on April 7, 1974
     business address Feldmuehleplatz 1, 40545 Duesseldorf personally known not acting in her own name but as attorney-in-fact in the name and on behalf of

     -    E.ON AG
          with registered offices in 40479 Duesseldorf, E.ON Platz 1, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Duesseldorf under HRB 22315

* CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

3.   Dr. Philipp Grzimek,
     born on February 12, 1970,
     business address Untermainanlage 1, 60329 Frankfurt am Main, identified by his identity card not acting in his own name but as attorney-in-fact in the name and on behalf of

     -    ATRIUM EINHUNDERTERSTE V V GMBH
          with registered offices in Duesseldorf,
          c/o Lovells, Kennedydamm 17, 40212 Duesseldorf, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Duesseldorf under HRB 50561

4.   Dr. Philipp Grzimek,
     aforementioned

     not acting in his own name but as attorney-in-fact in the name and on behalf of

     -    PRAETORIUM 40. V V GMBH
          with registered offices in Koeln,
          Domstr. 58, 50668 Koeln,
          which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Koeln under HRB 53872

The individuals present stated that they are in sufficient command of the English language.

Thereupon, the individuals present declared :

                           SALE AND PURCHASE AGREEMENT
                         REGARDING THE SALE AND PURCHASE
                           OF ALL SHARES IN VITERRA AG

                           EXECUTION COPY 17 MAY 2005

                           SALE AND PURCHASE AGREEMENT

                                  by and among

                    E.ON VITERRA-BETEILIGUNGSGESELLSCHAFT MBH

                  (hereinafter referred to as the "SELLER 1"),

                                     E.ON AG

             (hereinafter referred to as the "SELLER 2" or "E.ON"),

                         ATRIUM EINHUNDERTERSTE V V GMBH

                 (hereinafter referred to as the "PURCHASER 1")

                                       and

                             PRAETORIUM 40. V V GMBH

                 (hereinafter referred to as the "PURCHASER 2"),

the Seller 1 and the Seller 2 hereinafter collectively referred to as the "SELLERS" or each a "SELLER"; the Purchaser 1 and the Purchaser 2 hereinafter collectively referred to as the "PURCHASERS" or each a "PURCHASER"; the Sellers and the Purchasers hereinafter collectively referred to as the "PARTIES", and each of them as a "PARTY".

                                TABLE OF CONTENTS

PREAMBLE...................................................................     6
SECTION 1   CORPORATE OWNERSHIP/STRUCTURE OF THE ACQUISITION................    6
SECTION 2   SALE AND PURCHASE OF THE SHARES; RIGHTS TO PROFITS..............    8
SECTION 3   PURCHASE PRICE; TOTAL PURCHASE PRICE; CONDITIONS OF PAYMENT.....    9
SECTION 4*                                                                     11
SECTION 5   CLOSING; CLOSING CONDITIONS.....................................   13
SECTION 6   SELLERS' GUARANTEES.............................................   16
SECTION 7   REMEDIES FOR BREACH OF SELLERS' GUARANTEES......................   26
SECTION 7A*                                                                    31
SECTION 8   TAXES...........................................................   33
SECTION 9   PURCHASERS' GUARANTEES..........................................   40
SECTION 10  COVENANTS.......................................................   41
SECTION 11  SEPARATION OF VITERRA FROM E.ON.................................   46
SECTION 12  CONFIDENTIALITY/PRESS RELEASES..................................   47
SECTION 13  ASSIGNMENT OF RIGHTS AND UNDERTAKINGS...........................   48
SECTION 14  PURCHASERS' FINANCING ASSURANCES................................   49
SECTION 15  COSTS AND TAXES.................................................   49
SECTION 16  NOTICES.........................................................   50
SECTION 17  MISCELLANEOUS...................................................   52

* REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

                        (PAGE INTENTIONALLY LEFT BLANK)

                        (PAGE INTENTIONALLY LEFT BLANK)

                                    PREAMBLE

WHEREAS, the Seller 1 is a German limited liability company (Gesellschaft mit beschraenkter Haftung, GmbH) duly organised under the laws of Germany;

WHEREAS, E.ON is a German stock corporation (Aktiengesellschaft) duly organised under the laws of Germany;

WHEREAS, the Seller 1 is a wholly owned subsidiary of E.ON;

WHEREAS, the Sellers are the sole shareholders of Viterra AG (hereinafter referred to as the "COMPANY" or "VITERRA");

WHEREAS, Viterra, including its Affiliates (Viterra and its Affiliates hereinafter collectively referred to as the "VITERRA GROUP"), is a market leader in the administration, buying, letting and selling of residential real estate offering as of 31 December 2004 approximately 137,000 apartments for rent or purchase and, in addition, operates as a developer of office buildings and owner-occupied apartments (the entire business of the Viterra Group described in this paragraph taken as a whole hereinafter referred to as the "BUSINESS");

WHEREAS, the Purchaser 1 is a German limited liability company (Gesellschaft mit beschraenkter Haftung, GmbH) duly organised under the laws of Germany and the Purchaser 2 is a German limited liability company (Gesellschaft mit beschraenkter Haftung, GmbH) duly organised under the laws of Germany;

WHEREAS, the Sellers wish to sell the entire shares in Viterra to the Purchasers, and the Purchasers wish to acquire such shares;

NOW, THEREFORE, the Parties hereto agree as follows:

                                    SECTION 1
                CORPORATE OWNERSHIP/STRUCTURE OF THE ACQUISITION

1.1  PARTICULARS OF THE COMPANY

     Viterra AG (hereinafter referred to as the "COMPANY") is a German stock corporation (Aktiengesellschaft) duly organised under the laws of Germany with registered offices at Essen and registered with the Commercial Register of the local court (Amtsgericht) at Essen under HRB 13188.

1.2  SHARE CAPITAL OF THE COMPANY

     The share capital (Grundkapital) of the Company amounts to EUR 182,000,000 (in words: one hundred eighty two million Euros) and is divided into 70,000,000 (in words: seventy million) non par value registered shares (auf den Namen lautende Stueckaktien) with a partial value of the share capital (anteiliger Betrag des Grundkapitals) of EUR 2.60 per share (hereinafter referred to as the "SHARES"). 94.5 per cent of the Shares, i.e. 66,150,000 (in words: sixty six million one hundred fifty thousand) Shares, numbered with nos. 3,850,001 through 70,000,000, are registered in the name of and held by the Seller 1 (hereinafter referred to as the "MAJORITY SHARES") whereas 5.5 per cent of the Shares, i.e. 3,850,000 (in words: three million eight hundred fifty thousand) Shares, numbered with nos. 1 through 3,850,000 are registered in the name of and held by the Seller 2 (hereinafter referred to as the "MINORITY SHARES"). The Sellers are the sole shareholders of Viterra. The Majority Shares and the Minority Shares are each certificated in a share certificate (hereinafter collectively referred to as the "SHARE CERTIFICATES").

1.3  SUBSIDIARIES OF THE COMPANY; COMPANIES' SHARES

     The Company holds shares or interests, directly or indirectly, only in the wholly-owned or majority-owned subsidiaries listed in Annex 1.3 (hereinafter collectively referred to as the "SUBSIDIARIES", and each of them as a "SUBSIDIARY"). Annex 1.3 includes the share capital of each Subsidiary as well as the respective percentage of (direct or indirect) ownership of the Company. The Company and its Subsidiaries are hereinafter collectively referred to as the "COMPANIES". The shares and interests in the Company and the shares and interests held, directly or indirectly, by the Company in its Subsidiaries are hereinafter referred to as the "COMPANIES' SHARES".

1.4  MINORITY PARTICIPATIONS

     The Company holds, directly or indirectly, the minority participations in the entities listed in Annex 1.4. Annex 1.4 includes the share capital of each such entity as well as the respective percentage of (direct or indirect) ownership of the Company. Such participations are hereinafter collectively referred to as the "MINORITY PARTICIPATIONS", and each of them as a "MINORITY PARTICIPATION". The respective entities in which the Minority Participations exist are hereinafter collectively referred to as the "MINORITY ENTITIES", and each of them as a "MINORITY ENTITY".

1.5  SIGNING DATE; EFFECTIVE DATE

     For the purposes of this Agreement the "Signing Date" shall mean the date on which this Agreement is signed (hereinafter referred to as the "SIGNING DATE"), and the "Effective Date" shall mean 1 January 2005, 00:00 hours CET (hereinafter referred to as the "EFFECTIVE DATE").

1.6  OTHER DEFINITIONS

     Capitalised Terms used but not defined in the subsequent Sections shall have the meaning attributed to them in Annex 0.

                                    SECTION 2
               SALE AND PURCHASE OF THE SHARES; RIGHTS TO PROFITS

2.1  SALE AND PURCHASE OF THE SHARES; RIGHTS TO PROFITS

     The Seller 1 hereby sells to the Purchaser 1, and the Purchaser 1 hereby purchases from the Seller 1, upon the terms and conditions of this Agreement, the Majority Shares, with commercial effect (mit wirtschaftlicher Wirkung) as of the Effective Date. The Seller 2 hereby sells to the Purchaser 2, and the Purchaser 2 hereby purchases from the Seller 2, upon the terms and conditions of this Agreement and subject to (aufschiebend bedingt) the fulfilment of the Closing Conditions (as defined in Section 5.2), the Minority Shares, with commercial effect (mit wirtschaftlicher Wirkung) as of the Effective Date. The sale and purchase of the Shares hereunder shall include any and all rights pertaining to the Shares, including, without limitation, all undistributed profits, in particular the rights to receive dividends and to participate in the results of (i) the last quarter year of the calendar year 2004 which was a short fiscal year (Rumpfgeschaeftsjahr) of the Company and (ii) the current fiscal year of the Company.

2.2  SEPARATE TRANSFER DOCUMENTS

     The Sellers and the Purchasers agree that the Shares sold and purchased hereunder are not transferred by virtue of this Agreement but will be transferred with effect "in rem" (mit dinglicher Wirkung) at the Closing by means of separate transfer agreements substantially in the form as attached hereto as Annex 2.2 and the indorsement and delivery of the Share Certificates.

                                    SECTION 3
           PURCHASE PRICE; TOTAL PURCHASE PRICE; CONDITIONS OF PAYMENT

3.1  PURCHASE PRICE, DUE DATE, TOTAL PURCHASE PRICE

     The Purchase Price to be paid hereunder by the Purchasers for the Shares as sold and purchased hereunder shall amount to

                              EUR 3,729,200,000.00
           (in words: three billion seven hundred twenty nine million two hundred thousand Euros)

     (hereinafter referred to as the "PURCHASE PRICE"). The Purchase Price shall become due and payable on the Closing Date (as defined in Section 5.1), together with interest as set forth in Section 3.4.1 (the Purchase Price together with interest hereinafter referred to as the "TOTAL PURCHASE PRICE").

3.2  PAYMENT OF TOTAL PURCHASE PRICE

     On the Closing Date, the Purchaser 1 shall pay 94.5 per cent of the Purchase Price, i.e. an amount of EUR 3,524,094,000.00 (in words: three billion five hundred twenty four million ninety four thousand Euros) plus
     94.5 per cent of the interest accrued on the Purchase Price according to
     Section 3.4.1 to the Seller 1 into the Seller 1's Account and the Purchaser 2 shall pay 5.5 per cent of the Purchase Price, i.e. an amount of EUR 205,106,000.00 (in words: two hundred five million one hundred six thousand Euros) plus 5.5 per cent of the interest accrued on the Purchase Price according to Section 3.4.1 to the Seller 2 into the Seller 2's Account (as in each case defined in Sections 3.3.1 and 3.3.2 below), in each case by way of wire transfer -- to be credited on the same day- free of any costs and fees as set forth in Section 5.5 below.

3.3  SELLERS' ACCOUNTS; PURCHASERS' ACCOUNTS

3.3.1 All payments owed by the Purchasers to the Seller 1 under this Agreement shall be paid by the Purchasers by irrevocable wire transfer to the bank account of Seller 1 kept with Dresdner Bank Duesseldorf, sort code (Bankleitzahl) 300 800 00, account number 0212439700, SWIFT DRESDEFF300 (hereinafter referred to as the "SELLER 1'S ACCOUNT") or any other account to be nominated by the Seller 1 to the Purchasers 1 in writing at least five Business Days prior to the Closing Date.

3.3.2 All payments owed by the Purchasers to the Seller 2 under this Agreement shall be paid by the Purchasers by irrevocable wire transfer to the bank account of Seller 2 kept with Deutsche Bank Duesseldorf, sort code (Bankleitzahl) 300 700 10, account number 394177000, SWIFT DEUTDEDD (hereinafter referred to as the "SELLER 2'S ACCOUNT") or any other account to be nominated by the Seller 2 to the Purchasers in writing at least five Business Days prior to the Closing Date. Seller 1's Account and Seller 2's Account are hereinafter collectively referred to as the "SELLERS' ACCOUNTS".

3.3.3 All payments owed by the Sellers to the Purchaser 1 under this Agreement shall be paid by the Sellers by irrevocable wire transfer to the Purchaser 1's bank account kept with Fortis Bank Koeln, sort code (Bankleitzahl) 370 106 00, account number 1163311192, SWIFT GEBA DE 33 (hereinafter referred to as the "PURCHASER 1'S ACCOUNT") or any other account to be nominated by the Purchaser 1 to the Sellers in writing at least five Business Days prior to the Closing Date.

3.3.4 All payments owed by the Sellers to the Purchaser 2 under this Agreement shall be paid by the Sellers by irrevocable wire transfer to the Purchaser 2's bank account kept with Fortis Bank Koeln, sort code (Bankleitzahl) 370 106 00, account number 1163051114, SWIFT GEBA DE 33 (hereinafter referred to as the "PURCHASER 2'S ACCOUNT") or any other account to be nominated by the Purchaser 2 to the Sellers in writing at least five Business Days prior to the Closing Date. Purchaser 1's Account and Purchaser 2's Account are hereinafter collectively referred to as the "PURCHASERS' ACCOUNTS".

3.4  INTEREST

3.4.1 The Purchase Price shall bear interest at the rate of 300 basis points over the one month rate Euribor p.a. as of the next Business Day after the Effective Date, i.e. at a rate of 5.125 per cent p.a., commencing as of the Effective Date through and including the Closing Date. Interest shall be calculated on the basis of actual days elapsed and a calendar year with 360 days.

3.4.2 If any Party is in default (Verzug) of payment with regard to the Total Purchase Price, the Total Purchase Price shall bear interest at the rate of 700 basis points over the one month rate Euribor p.a. as of the next Business Day after the first day of the default, commencing as of the first day of the default through and including the last day of the time such Party is in default.

3.5  NO RIGHT TO SET-OFF

     Any right of the Parties to set-off and/or to withhold any payments due under this Agreement is hereby expressly waived and excluded except for claims which are undisputed or res iudicatae.

                                   SECTION 4*

*    REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

*     REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

                                   SECTION 5
                          CLOSING; CLOSING CONDITIONS

5.1  CLOSING CONDITIONS; CLOSING DATE

     The consummation of the transactions contemplated by this Agreement (heretofore and hereinafter referred to as "CLOSING") shall take place at the offices of Freshfields Bruckhaus Deringer in 40545 Duesseldorf, Feldmuehleplatz 1 at 9:00 hours CET, seven Business Days after the date on which the last of the Closing Conditions set forth in Section 5.2 has been fulfilled, or at any other time or place which the Sellers and the Purchasers will mutually agree upon (hereinafter referred to as the "CLOSING DATE").

5.2  CLOSING CONDITIONS

     The obligations of the Sellers and the Purchasers to carry out the Closing shall be subject to the satisfaction of the following conditions to Closing (heretofore and hereinafter collectively referred to as the "CLOSING CONDITIONS", each a "CLOSING CONDITION"):

5.2.1 The German Federal Cartel Office (Bundeskartellamt) ("FCO") shall have cleared the proposed concentration. This condition shall be deemed satisfied if

     (1)  the FCO has cleared the proposed concentration in accordance with
          Section 40 para. 2 sentence 1 GWB; or

     (2) the parties involved (Zusammenschlussbeteiligte) have received a written notice from the FCO that the facts of the case do not allow a prohibition of the proposed concentration under Section 36 GWB; or

     (3) the FCO fails to notify the Parties in accordance with Section 40 para. 1 sentence 1 GWB within one (1) month after receipt of the pre-merger notification that it has commenced a formal investigation of the proposed concentration; or

     (4) the FCO (i) fails to prohibit the proposed concentration in accordance with Section 40 para. 2 sentence 1 GWB within four (4) months after receipt of the pre-merger notification and (ii) fails to come to an agreement with the parties involved (Zusammenschlussbeteiligte) on the extension of such four-month waiting period in accordance with
          Section 40 para. 2 sentence 3 no. 1 GWB; or

     (5) the FCO fails to (i) prohibit the proposed concentration in accordance with Section 40 para. 2 sentence 1 GWB within the agreed extension and
          (ii) fails to come to an agreement with the parties involved (Zusammenschlussbeteiligte) on a further extension of the (extended) waiting period mentioned in (4) of this Section 5.2.1 in accordance with Section 40 para. 2 sentence 3 no. 1 GWB.

     Neither any of the Purchasers nor any of the Sellers shall grant its consent and approval to any extension of the waiting periods without the prior written consent of the respective other Parties involved.

5.2.2 The Polish Office for Protection of Competition and Consumers ("OPCP") shall have cleared the proposed concentration. This condition shall be deemed satisfied if

     (1) the President of the OPCP has granted the consent for the proposed concentration; or

     (2) the period during which the President of the OPCP may raise an objection has expired without any objection being made.

5.2.3 The supervisory board of E.ON has approved this Agreement and the transactions contemplated herein; E.ON will submit the Agreement to its supervisory board for a decision to be rendered within one month from the Signing Date.

5.2.4 The MIRA Agreement has been signed substantially in the form as attached hereto as Annex 5.2.4 and the closing conditions under the MIRA Agreement have been fulfilled.

5.3  OBLIGATIONS WITH RESPECT TO THE CLOSING CONDITIONS

     The Sellers and the Purchasers undertake to use their best efforts and to cause the Closing Conditions to be satisfied as soon as possible. With regard to the merger control clearance, the obligations of the Sellers and the Purchasers are more specifically set out in Section 10.1 below. The Sellers and the Purchasers shall inform each other in writing without undue delay (unverzueglich) as soon as the Closing Conditions have been satisfied.

5.4  CONSEQUENCES OF NON-SATISFACTION OF THE CLOSING CONDITIONS

     If the Closing has not occurred, at the latest, on 30 September 2005, the Sellers or the Purchasers may rescind this Agreement (Ruecktritt vom Vertrag) by written notice to the other Parties. Any rescission under this
     Section 5.4 shall be valid only if the recipient Party has received such written notice of rescission prior to the date on which the last Closing Condition has been satisfied or waived. If this Agreement is rescinded in accordance with this Section, this Agreement shall cease to have force and effect and shall not create any binding obligation between the Parties except that Sections 12 (Confidentiality), 14 (Purchasers' Financing Assurances), 15 (Costs and Taxes), 16 (Notices) and 17 (Miscellaneous) shall remain in force and effect. If the Closing Condition set out in
     Section 5.2.1 has not been satisfied, the Purchasers shall reimburse to the Sellers all external costs and expenses up to an amount of EUR 15,000,000 (in words: fifteen million Euros) incurred in connection with the preparation and execution of this Agreement. For the avoidance of doubt and save for the terms and conditions explicitly mentioned in this Section 5.4, the Parties confirm that the sale and purchase of the Minority Shares pursuant to

     Section 2.1 above is entered into only subject to (aufschiebend bedingt) the fulfilment of the Closing Conditions.

5.5  ACTIONS ON THE CLOSING DATE

     At the Closing, the Parties shall simultaneously execute and deliver the following documents and take simultaneously (Zug um Zug) the following actions:

5.5.1 The Sellers shall deliver to the Purchasers duly executed resignation letters, effective at or prior to the Closing Date, of those members of the Company's supervisory board who act as representatives of E.ON or any of its Affiliates (other than the Companies) and who are listed in Annex 5.5.1 (hereinafter referred to as the "E.ON REPRESENTATIVES").

5.5.2 The Purchasers shall release E.ON from the E.ON Guarantees (as defined in
     Section 11.1) or deliver to E.ON a bank guarantee as set forth in Section 11.1.

5.5.3 The Purchasers shall pay the Total Purchase Price in accordance with
     Section 3.2

5.5.4 The Sellers shall transfer the Shares to the Purchasers as provided in
     Section 2.2 above.

                                    SECTION 6
                              SELLERS' GUARANTEES

6.1  FORM AND SCOPE OF SELLERS' GUARANTEES

     The Sellers hereby guarantee to the Purchasers by way of an independent promise of guarantee pursuant to Section 311 para. 1 of the German Civil Code (selbstaendiges Garantieversprechen im Sinne des Paragraphen 311 Abs. I BGB) within the scope and subject to the requirements and limitations provided in Section 7 hereof, in particular in Section 7.4, or otherwise in this Agreement that the statements set forth in Section 6.2 are complete and correct as of the Signing Date and, unless explicitly provided otherwise in this Section 6, on the Closing Date.

6.2  SELLERS' GUARANTEES

6.2.1 Corporate Issues and Authority of the Sellers

     (1) The statements in Section 1 hereof regarding the Companies and the Minority Entities are complete and correct. The Companies and the Minority Entities have been duly established and are validly existing under the laws of their respective jurisdictions. Annex 6.2.1 (1) contains a complete and correct list of the articles of association and of material shareholders' agreements (i) of such Subsidiaries which are not, directly or indirectly, wholly-owned by the Company and
          (ii) of the Minority Entities, with respect to shareholders' agreements only to the extent that any of the Companies is a party thereto.

     (2) Except as disclosed in Annex 6.2.1 (2), the Companies' Shares and the Minority Participations have been validly issued, are fully paid in, either in cash or in kind, are non-assessable (unterliegen keiner Nachschusspflicht), have not been repaid and are free from any encumbrances or other rights of Third Parties, and there are no pre-emptive rights, options, voting arrangements or other rights of Third Parties to acquire any of the Companies' Shares or the Minority Participations, in each case except under statutory law or under the articles of association (or equivalent documents) listed in Annex
          6.2.1 (1).

     (3) Except as disclosed in Annex 6.2.1 (3), as of the Signing Date, no bankruptcy, insolvency or judicial composition proceedings concerning any of the Companies have been applied for. To the Sellers' Knowledge, no circumstances exist which would require an application for any bankruptcy, insolvency or judicial composition proceedings nor do any circumstances exist according to any applicable bankruptcy or in-solvency laws which would justify the avoidance of this Agreement.

     (4) The Sellers are entitled to freely dispose of the Shares without such a disposal infringing any rights of a Third Party.

     (5) This Agreement constitutes a valid and binding obligation of the Sellers, enforceable under German law against the Sellers in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganisation, moratorium, or other similar laws relating to or affecting the rights of creditors generally and except that the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings may be brought. The Sellers have the corporate authority to execute this Agreement and to perform their respective obligations under this Agreement.

     (6) The execution and performance by the Sellers of this Agreement and the consummation of the transactions contemplated herein do not (i) violate the articles of association or by-laws of the Sellers or (ii) violate any applicable law, regulation, judgment, injunction or order binding on the Sellers, and (iii) there is no action, law suit, investigation or proceeding pending against, or to the Seller's Knowledge, threatened against, the Sellers before any court, arbitration panel or governmental authority which in any manner challenges or seeks to prevent, alter or delay the transaction contemplated herein.

6.2.2 Consolidated Financial Statements; Financial Statements

     The Sellers have delivered to the Purchasers the audited consolidated financial statements of the Company as of 31 December 2004 (the "CONSOLIDATED FINANCIAL STATEMENTS") as well as the audited financial statements of (i) the Company as of 31 December 2004 and 30 September 2004 and (ii) the Subsidiaries listed in Annex 6.2.2 as of 31 December 2004 (the "FINANCIAL STATEMENTS"). The Consolidated Financial Statements have been prepared in accordance with U.S. GAAP and present fairly, in all material respects, the assets and liabilities, financial condition and results of operations of the Companies for the period referenced therein. The Financial Statements have been prepared in accordance with generally accepted German accounting principles and give a true and fair view, in accordance with generally accepted German accounting principles (HGB and German rules of orderly bookkeeping (Grundsaetze ordnungsmaessiger Buchfuehrung)) of the assets and liabilities, financial condition and results of operations (Vermoegens-, Finanz- und Ertragslage) of the Company and the respective Subsidiary for the periods referenced therein, provided, however, that for the determination whether the Financial Statements of the Subsidiaries listed in Annex 6.2.2 comply with the true and fair view principles, materiality thresholds shall be defined as for the Viterra Group as a whole. For the avoidance of doubt, the Sellers do not assume any guarantee for the Consolidated Financial Statements and the Financial Statements with respect to the adequacy and correctness of

     (1) the valuation of the Properties (as defined in Section 6.2.3 (1) below), and

     (2) any provisions for maintenance and repair with respect to the Proper-ties.

6.2.3 Real Property

     (1) Annex 6.2.3 (1) contains a complete and correct list as of 31 December 2004 of the real properties (Grundstuecke), condominium ownership (Teil- und Wohnungseigentum) or hereditary building rights (Erbbau-

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                                                                   page 19 of 55


          rechte), in case of real properties covered with buildings (bebaute Grundstuecke) and hereditary building rights listed by so-called economic units (Wirtschaftseinheiten), beneficially owned by the Companies unless indicated otherwise in Annex 6.2.3 (1) (such real property, condominium ownership and the hereditary building rights hereinafter individually referred to as a "PROPERTY" and collectively referred to as the "PROPERTIES"). For the purposes of this Section 6.2.3, "beneficial ownership" ("wirtschaftliches Eigentum") shall mean that the Companies are the owners of the Properties according to Sec. 39 para. 1 German Tax Code (Abgabenordnung 1977, AO) or the beneficial owner of the Properties according to Sec. 39 para. 2 no. 1 AO.

     (2) To the Sellers' Knowledge, Annex 6.2.3 (2) contains a complete and correct list as of 31 December 2004 of the (i) monthly net rent payable under the respective lease agreement for each rental unit of the Properties (Nettokaltmiete) plus (ii) advance payments for decorative repairs (Schoenheitsreparaturen) plus (iii) other premiums less (iv) other discounts, in each case as calculated in the formate and per the methodology as used by the Companies (hereinafter collectively referred to as the "NET RENT PAYABLE"). The aggregate monthly Net Rent Payable for all Properties as of 31 December 2004 amounts to EUR 38,330,495.18. For the avoidance of doubt, the Sellers do not give a guarantee with respect to the existence of each rental agreement or the rent for each individual Property.

     (3) To the Sellers' Knowledge, except as disclosed in Annex 6.2.3 (3), on the Properties there exist no harmful soil changes or residual contamination pursuant to Section 2 para. 3 and 5 Federal Soil Protection Act (Bundesbodenschutzgesetz).

     (4)  To the Sellers' Knowledge, only the Properties so specified in Annex
          6.2.3 (4a) are financed or, to the extent the restrictions regarding the letting, sale or other use have not yet expired, have been financed with public funds (oeffentliche Mittel) according to Section 3 para. I or Section 6 para. II House Building Law (Wohnungsbaugesetz) or with welfare subsidies granted by federal state or public organisations (Wohnungsfuersorgemittel) (the "PUBLICLY SUBSIDISED PROPERTIES") and except as stated in the respective orders (Bewilligungsbescheide) and subsidised loan agreements (Foerderdarlehen):

          - no other material restrictions regarding the letting, sale or other use of the Publicly Subsidised Properties exist, except as disclosed in Annex 6.2.3 (4b);

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                                                                   page 20 of 55


          - all public subsidies have been applied for, obtained and used in material compliance with all applicable laws, regulations and other (also contractual) obligations;

          - the present use of the Publicly Subsidised Properties is in material compliance with the applicable orders for public grants (Bewilligungsbescheide) and other (also contractual) obligations, and the transaction contemplated in this Agreement will not result in any termination or modification of any public subsidies in particular any orders for public grants (Bewilligungsbescheide) or subsidised loan agreements (Foerderdarlehen) which termination or modification would have a materially detrimental effect on the Properties.

     (5) Except as disclosed in Annex 6.2.3 (5), to the Sellers' Knowledge, Encumbrances in section III of the land registers (Grundbuecher) (or applicable other registers) of the Properties are only securing obligations of the Companies and are not securing any obligations of the Sellers, their Affiliates (other than the Companies) and/or Third Parties.

     (6) E.ON has unconditionally waived all of its occupancy rights (Belegungsrechte) relating to the Properties.

6.2.4 Other Assets

     To the Sellers' Knowledge, the assets (other than the Properties) owned or lawfully used by the Companies as of the Signing Date are sufficient to, and in a reasonably usable condition (gebrauchsfaehiger Zustand) in order to, continue the Business substantially in the same manner as conducted at the Signing Date.

6.2.5 Intellectual Property Rights

     (1) To the Sellers' Knowledge, Annex 6.2.5 (1) contains a complete and correct list of all patents, trademarks and other registered intellectual property rights owned by the Companies as of the Signing Date (hereinafter referred to as the "INTELLECTUAL PROPERTY RIGHTS").

     (2) To the Sellers' Knowledge, the Intellectual Property Rights are, as of the Signing Date, not subject to any pending proceedings for opposition, cancellation, revocation or rectification which may negatively affect the operation of the Business nor are they being materially infringed by Third Parties.

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                                                                   page 21 of 55


6.2.6 Compliance with Laws and Permits

     Except as disclosed in Annex 6.2.6, to the Sellers' Knowledge, as of the Signing Date the Companies hold all material permits and licenses which are required, if any, under applicable public laws (oeffentliches Recht) for the operation of the Business as presently conducted. To the Sellers' Knowledge, there are, as of the Signing Date, no implications or threats of any revocation or restriction or subsequent orders (nachtraegliche Anordnungen) relating to any such permits or licenses after the Effective Date which would materially affect the Business. To the Sellers' Knowledge, the Companies conduct their respective business in compliance with all material provisions of such permits and licenses the non-compliance with which would have a material adverse effect with respect to the Business.

6.2.7 Material Agreements

     Annex 6.2.7 contains a complete and correct list of material agreements as described below to which any of the Companies, as of the Signing Date, is a party and of which the main obligations have not yet been completely fulfilled (hereinafter referred to as the "MATERIAL AGREEMENTS"):

     (1) agreements relating to the acquisition or sale of interests in other companies or businesses providing, in each case, for a consideration of EUR 10,000,000 or more;

     (2) rental and lease agreements relating to real estate which, individually, provide for annual payments of EUR 1,000,000 or more and which cannot be terminated by the respective Companies on twelve months or less notice without penalty;

     (3) loan agreements, bonds, notes or any other instruments of debt involving any Third Party outside the Companies and, individually, an amount of EUR 10,000,000 or more;

     (4) guarantees, indemnities and suretyships issued for any debt of any Third Party other than the Companies for an amount of EUR 1,000,000 or more;

     (5) financial debt instruments or interest swap agreements containing change of control provisions, which would allow the other party to terminate or pursuant to which payments could become due in excess of EUR 500,000, in each case as a result of the consummation of this Agreement; and

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                                                                   page 22 of 55


     (6) any continuing obligations (Dauerschuldverhaeltnisse) other than described in Sections 6.2.7 (1) through 6.2.7 (5) which cannot be terminated with effect as of or prior to 31 December 2005 and which provide for annual obligations of the Company or the Subsidiaries in excess of EUR 1,000,000.

     To the Sellers' Knowledge, each of the Material Agreements is, as of the Signing Date, in full force and effect, and the Company or the respective Subsidiary have received no notice of termination as of the Signing Date and, to the Sellers' Knowledge, neither the Company nor any Subsidiary is in any material breach of any of the Material Agreements.

6.2.8 Employees

     (1)  To the Sellers' Knowledge, Annex 6.2.8 (1) contains, as of the
          Signing Date, a complete and correct list of (i) all collective bargaining agreements and material agreements with unions, workers' councils and similar organisations, (ii) all social compensation plans executed during the two years prior to the Signing Date, (iii) all pension or retirement schemes and (iv) all stock option and such incentive plans relating to the completion of the transaction contemplated under this Agreement, by which any of the Companies, as of the Signing Date, are bound.

     (2) Annex 6.2.8 (2) contains, as of the Signing Date, a complete and correct list of all officers and employees of the Companies who are entitled, as of the Signing Date, to receive in the calendar year 2005 a gross annual base salary (excluding fringe benefits, such as incentives, stock options or appreciation rights, company car and other benefits) in excess of EUR 250,000 (such officers and employees collectively hereinafter referred to as the "KEY EMPLOYEES" and each of them as a "KEY EMPLOYEE"). Except as set forth in Annex 6.2.8 (2), as of the Signing Date, none of the Key Employees has given written notice of termination of his or her employment.

6.2.9 Insurance

     To the Sellers' Knowledge, the insurance policies listed in Annex 6.2.9, representing in the view of the Companies all insurance policies material for the Business, are as of the Signing Date valid and in full force. All premiums due on the above policies have been duly paid up to the Signing Date and, to the Sellers' Knowledge, (i) there are no circumstances due to which any such policy might be voidable and (ii) there are no material claims individually exceeding EUR 1,000,000 by any of the Companies pending under any of such policies as to which coverage has been questioned, denied or disputed by the insurer.

6.2.10 Litigation

     None of the Companies is involved in any law suits, court actions or similar proceedings before a court of justice, arbitration panel or an administrative authority involving an amount in dispute (Streitwert) or potential liabilities likely resulting therefrom exceeding EUR 250,000 in each individual case on the Signing Date pending (rechtshaengig) or, to the Sellers' Knowledge, threatened in writing to be filed against any of the Companies, except those disclosed in Annex 6.2.10.

6.2.11 Ordinary Course of Business

     Except as set forth in Annex 6.2.11a, from 1 January 2005 until the Signing Date, the business operations of the Companies have been conducted in the ordinary course of business and substantially in the same manner as before, in all instances except as provided otherwise for the year 2005 in the budget of the Viterra Group which is attached as Annex 6.2.11b (the "2005 BUDGET"), and, on a consolidated basis only, as Annex 6.2.11c (the "2005 CONSOLIDATED BUDGET"), and there has been no material adverse change with respect to the Business taken as a whole. In particular, the Companies, from 1 January 2005 until the Signing Date (unless indicated otherwise in the following sub-paragraphs), have not:

     (1) amended in any material respect the articles of association or partnership agreements of any of the Companies;

     (2) (i) from 1 October 2004 until the Signing Date declared or paid out any dividend or made any other distribution (whether in cash or in kind, but excluding the profit transfer from the Company to E.ON pursuant to the profit and loss transfer agreement ending on 30 September 2004) to a person or an entity other than the Companies, or
          (ii) otherwise made payments to the Sellers or their Affiliates (other than the Companies) other than in fulfilment of existing arm's length contracts;

     (3) made any increase or reduction of the share capital of any of the Companies or issued any share capital or similar interest to an entity which is not part of the Companies;

     (4) created any encumbrances on or disposed of any of the shares in any of the Companies or granted any options, pre-emptive rights, rights of first refusal or other rights to purchase any such shares to any Third Party other than the Companies;

     (5)  effected any dissolution or liquidation of any of the Companies;

     (6)  effected any reduction of the existing insurance coverage;

     (7) settled or agreed to settle any claim or litigation where the settlement would result in a payment to or by a Company of EUR 250,000 or more;

     (8) undertaken to make or made any capital expenditure exceeding an amount of EUR 1,000,000 in the individual case except as set forth for the year 2005 in the 2005 Budget, or undertaken to increase or increased maintenance and modernisation materially over and above the annual level provided in the 2005 Consolidated Budget (whereby any overrun of the 2005 Consolidated Budget up to ten per cent shall be disregarded for the purposes of this paragraph);

     (9) or entered into any contract or commitment outside the ordinary course of business;

     (10) acquired or disposed of any fixed assets relating to their business outside the ordinary course of business or not provided for the year 2005 in the 2005 Budget (whereby any overrun of the 2005 Consolidated Budget up to ten per cent shall be disregarded for the purposes of this paragraph) or other than at arm's length conditions;

     (11) incurred, assumed or guaranteed any financial indebtedness vis-a-vis Third Parties (other than the Companies) except as set forth for the year 2005 in the 2005 Consolidated Budget (whereby any overrun of the 2005 Consolidated Budget up to ten per cent shall be disregarded for the purposes of this paragraph);

     (12) made any material amendment to any material loan agreement listed in Annex 6.2.11 (12) with a bank or any material financing arrangement to which the respective Company is a party;

     (13) made any advance or extended any loan to any Third Party other than the Companies outside the ordinary course of business;

     (14) made any material change in the terms of employment (including compensation) of or dismissed or gave notice of termination to any Key Employees other than in the ordinary course of business;

     (15) entered into any new (or increased the benefits under any existing) employee benefit plans or arrangements;

     (16) materially increased the number of employees employed;

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                                                                   page 25 of 55


     (17) assumed any liability, or granted security for a liability, of the Sellers or any of its Affiliates (other than the Companies); or

     (18) made any material changes in any methods of accounting practice or policy.

6.3  NO OTHER SELLERS' GUARANTEES

6.3.1 The Sellers do not give or assume any express or implied representations, warranties or guarantees of any nature except for the guarantees explicitly given by the Sellers under this Agreement.

6.3.2 Without limiting the generality of the foregoing, the Purchasers acknowledge that the Sellers give no representation, warranty or guarantee with respect to

     (1) any projections, estimates or budgets delivered or made available to the Purchasers of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) or the future business operations of the Companies or the Business;

     (2) any other information or documents made available to the Purchasers or their counsel, accountants or advisors with respect to the Companies or the Business, including, without limitation, the Information Memorandum, the Reports and the information provided during the Management Presentation; or

     (3)  any Tax matter except as explicitly otherwise provided for in Section
          8

6.4  SELLERS' KNOWLEDGE

     In this Agreement, the term knowledge of the Sellers (heretofore and hereinafter referred to as the "SELLERS' KNOWLEDGE") shall solely encompass the actual knowledge as of the Signing Date of the individuals listed in Annex 6.4 after having made, with the standard of care of a prudent businessman (Section 347 HGB), due inquiries with the management board members of Viterra, who have made, with the standard of care of a prudent businessman (Section 347 HGB), due inquiries with the divisional directors (Bereichsleiter) of the Company and the managing directors (Geschaeftsfuehrer) of Viterra Development GmbH, Deutschbau Wohnungsgesellschaft mbH and WohnBau Rhein-Main GmbH before, which includes without limitation the following persons: Burkhard Niedermowwe, Mark Ennis, Thomas Jacobs, Kurt Fassbender and Dr. Ralf Lehmann.

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                                                                   page 26 of 55


                                    SECTION 7

                   REMEDIES FOR BREACH OF SELLERS' GUARANTEES

7.1  GENERAL/RECOVERABLE DAMAGES

7.1.1 In the event of any breach or non-fulfilment by the Sellers of any of the guarantees pursuant to Section 6.2, the Sellers shall put the Purchasers and/or the Company which has incurred the respective damage into the position the Purchasers and/or the respective Company would have been in had the guarantee not been breached (restitution in kind; Naturalrestitution). If the Sellers are unable to achieve this position within sixty days after having been notified by the Purchasers of such breach or non-fulfilment, the Purchasers may claim for monetary damages (Schadenersatz in Geld) from the Sellers provided, however, that such damages shall only cover actual damages incurred by the Purchasers (including reasonable costs and expenses such as reasonable attorney fees), and shall in particular not cover internal administration or overhead costs of the Purchasers and/or the respective Company, consequential damages (Folgeschaeden), loss of profits (entgangener Gewinn), except where loss of profits is the only form of damage, or any arguments that the Purchase Price was calculated upon incorrect assumptions. The Purchasers are excluded with any arguments that the Purchase Price was calculated taking into account a certain earnings multiple ("Euro for Euro principle").

7.1.2 The Sellers shall not be liable for, and the Purchasers shall not be entitled to claim for, any damages of the Purchasers under or in connection with this Agreement if and to the extent that

     (1) the specific matter to which the claim relates is provided for in the Financial Statements for the fiscal period ending on 31 December 2004 or the Consolidated Financial Statements; or

     (2) any damages of the Purchasers are recovered through claims against Third Parties, including, but not limited to, through existing insurance policies (whereby the compensation through insurance policies shall be considered net of any increase in insurance premiums caused by assertion of the insurance claim).

     For the avoidance of doubt, this Section 7.1.2 does not apply to any claims by the Purchasers according to Section 8.

7.1.3 In case of a liability of the Sellers to the Purchasers under this Agreement, such liability is joint and several (Gesamtschuld). Any claim by the Purchasers against the Sellers must be made against both Sellers. The Parties agree that any rights and claims of the Purchaser 2 arising out of this Agreement can only be exercised and ascertained by the Purchaser 1 acting in its own name and as agent (Vertreter) in the name of the Purchaser 2. The Purchaser 1 must not exercise any rights or make any claims when acting as agent in the name of the Purchaser 2 differently to when acting in its own name and vice versa so that the Purchasers are forced to exercise their rights to make claims in an identical manner. Any reference to a cap, threshold, maximum or minimum amount or similar measure shall refer to this nominal amount in total regardless of the number of shareholders and the amount of their shareholding, and shall not be affected by the fact that the Majority Shares and the Minority Shares are sold to different entities.

7.2  OVERALL SCOPE OF SELLERS' LIABILITY

7.2.1 To the extent any guarantee relating to one of the Companies which as of the Closing is not (directly or indirectly) a wholly-owned subsidiary of the Sellers is breached, the Sellers shall be liable to the Purchasers for monetary damages pro rata to the Sellers' equity shareholding in such member of the Companies.

7.2.2 The Sellers' aggregate liability for breach of any of the guarantees pursuant to Sections 6.2, shall be limited to twenty per cent of the Purchase Price (hereinafter referred to as the "SELLERS' LIABILITY CAP") provided that any claims of the Purchasers for breach of any of the guarantees pursuant to Sections 6.2.1 (solely with respect to the Shares) and 6.2.11 (2) (solely with respect to payments to the Sellers or its Affiliates (other than the Companies)), shall be limited to the Purchase Price (hereinafter referred to as the "EXTENDED SELLERS' LIABILITY CAP"). For the avoidance of doubt, this Section 7.2.2 shall not apply to a breach of the indemnities in Sections 7A and 8.

7.3  DE MINIMIS AMOUNT; THRESHOLD

     The Purchasers shall only be entitled to any claims under Sections 6 and 7 to the extent each individual claim, including, for the avoidance of doubt, a series of damages resulting from identical or similar causes (Serienschaeden) exceeds an amount of EUR 1,000,000 (in words: one million Euros) (hereinafter referred to as the "DE MINIMIS AMOUNT") and the aggregate amount of all such individual claims exceeds EUR 25,000,000 (in words: twenty five million Euros) (hereinafter referred to as the "THRESHOLD"). In case the De Minimis Amount is exceeded, the Purchasers can claim, subject to the Threshold, the full amount, and in case the Threshold is exceeded, the Purchasers can claim the amount exceeding EUR 15,000,000 (in words: fifteen million Euros). The above De-Minimis Amount and Threshold shall not apply, however, to any claims of the Purchasers for a breach of any of the guarantees pursuant to Sec-tions 6.2.1 (solely with respect to the Shares) and 6.2.11 (2), solely with respect to payments to the Sellers or its Affiliates (other than the Companies). For the avoidance of doubt, this Section 7.3 shall not apply to a breach of the indemnities in Sections 7A and 8.

7.4  EXCLUSION OF CLAIMS DUE TO PURCHASERS' KNOWLEDGE

     The Purchasers shall not be entitled to bring any claim under Sections
     6.2.1 (except with respect to the title to Shares) through 6.2.11 and 7 if the underlying facts or circumstances to which the claim relates were known, or could have been known (negligent lack of knowledge; fahrlaessige Unkenntnis), by the Purchasers, taking into account that the Purchasers, prior to entering into this Agreement, (i) are familiar with the business areas in which the Companies operate and (ii) have been given the opportunity to a thorough review of the status of the Companies, the Minority Entities and the Business from a commercial, technical, financial and legal perspective and, inter alia, to a review of the documents disclosed in the data room and identified in the data room index which is attached hereto as Annex 7.4. including in particular, without limitation, the Information Memorandum, the Investors' Data Base, the Management Presentation and the Reports (all such documents hereinafter referred to as the "DISCLOSED DOCUMENTS"). In this Agreement, the knowledge of the Purchasers shall solely encompass the knowledge and negligent lack of knowledge as of the Signing Date of one or more of the following persons:
     Dagmar Valcarcel, Phillip W. Burns, Jon Draffan (each of Terrafirma), Andreas Raffel (Rothschild), Wilhelm Mickerts (KPMG), Oliver Felsenstein (Lovells), after having made, with the standard of care of a prudent businessman (Section 347 HGB), due inquiries with each Purchaser's managing directors, advisors and those of its employees who were engaged in carrying out the due diligence examination undertaken with regard to entering into this Agreement. Section 442 BGB and Section 377 HGB shall not apply.

7.5  NOTIFICATION OF SELLERS; PROCEDURE IN CASE OF THIRD PARTY CLAIMS

7.5.1 In the event of an actual or potential breach of guarantee pursuant to
     Section 6 above, the Purchasers shall without undue delay from becoming aware of the matter notify the Sellers of such alleged breach in writing, describing the potential claim in reasonable detail and, to the extent practical, state the estimated amount of such claim and give the Sellers the opportunity to remedy the breach within the period of time indicated in
     Section 7.1 above.

7.5.2 Furthermore, in the event that in connection with a breach of a guarantee under Section 6 any claim or demand of a Third Party is asserted against the Purchasers or any of the Companies or the Minority Entities (for the purposes of this Section each a "RELEVANT COMPANY"), the Purchasers shall
     (i) give notice
     to the Sellers without undue delay of such claim and (ii) make available to the Sellers a copy of the Third Party claim or demand and of all time-sensitive documents. Within fifteen Business Days following such notice, the Sellers may elect at their own discretion to defend the Purchasers or the Relevant Company against such claim. The Sellers shall then have the right to defend the claim by all appropriate proceedings and shall have the sole power to direct and control such defense. In particular, without limitation, the Sellers may (i) participate in and direct all negotiations and correspondence with the Third Party, (ii) appoint and instruct counsel acting, if necessary, in the name of the Purchasers or the Relevant Company, and (iii) require that the claim be litigated or settled in accordance with the Sellers' instructions. The Sellers shall conduct such proceedings in good faith with due regard to the concerns of the Purchasers. The Sellers agree to use any information regarding the Purchaser or the Relevant Company received by the Sellers in connection with the respective Third Party claim and its defense confidentially only for the purpose of evaluating and defending such claim.

7.5.3 In the event the Sellers do not, within fifteen Business Days after receipt of the notice mentioned in Section 7.5.2, elect to defend the Purchasers or the Relevant Company against such claim, the Purchasers shall have the right to defend the claim by all appropriate proceedings and shall have the sole power to direct and control such defense. In no event shall the Purchasers or the Relevant Company be entitled to acknowledge or settle a claim or permit any such acknowledgement or settlement without the Sellers' prior written consent (which consent shall not unreasonably be withheld) to the extent that such claims may result in a liability of the Sellers under this Agreement. Regardless which Party controls the defense, the Purchasers or the Relevant Company shall, subject to them being reimbursed by the Sellers all reasonable external out-of-pocket costs and expenses, fully cooperate with the Sellers in the defense of any Third Party claim, provide the Sellers and their representatives (including, for the avoidance of doubt, its advisors) access to all relevant business records and documents and permit the Sellers and their representatives to consult with the directors, employees and representatives of the Purchasers or the Relevant Company. To the extent that the Sellers are in breach of a guarantee provided for under Section 6 above, all costs and expenses incurred by the Sellers in defending such claim shall be borne by the Sellers. If it turns out that the Sellers were not in breach, any costs and expenses reasonably incurred by the Sellers in connection with the defense (including advisors' fees) shall be borne by the Purchasers or the Relevant Company.

7.5.4 The failure of any of the Purchasers to fully comply with their obligations under this Section 7.5 shall release the Sellers from their respective obligations under Sections 6 and 7, unless and to the extent the Sellers' ability to remedy a breach of guarantee or to defend a Third Party claim has not been impaired due to such failure.

7.6  MITIGATION

     Section 254 BGB shall remain unaffected, i.e. the Purchasers are in particular obliged to prevent the occurrence of any damages and to limit the scope of any damages incurred.

7.7  LIMITATION PERIODS

     All claims for any breach of guarantees of the Sellers pursuant to Sections
     6.2.1 (4) through 6.2.11 above shall become time-barred (verjaehren) on 30 December 2006. All claims based on a breach of the guarantees given by the Sellers under Sections 6.2.1 (1) through 6.2.1 (3) shall become time-barred five years after the Closing Date. Claims with respect to Taxes (Section 8) shall become time-barred in accordance with Section 8.9. Section 203 BGB shall not apply.

7.8  EXCLUSION OF FURTHER REMEDIES; EFFECT OF PAYMENT

7.8.1 To the extent permitted by law, any further claims and remedies of the Purchasers other than explicitly provided for under Sections 6, 7 and 8 hereof, irrespective of which nature, amount or legal basis, are hereby expressly waived and excluded, in particular, without limitation, claims under pre-contractual fault (Section 311 para. 2 and 3 BGB), breach of contract (Pflichtverletzung aus dem Schuldverhaeltnis) and/or the right to reduce the Purchase Price (Minderung) or to rescind this Agreement (Ruecktritt), and any liability in tort (Deliktshaftung).

7.8.2 Further to the statements made in Section 6.1, the Sellers and the Purchasers agree that the provisions contained in Sections 6 through 8 of this Agreement are no quality guarantees concerning the object of the purchase (Garantien fuer die Beschaffenheit der Sache) within the meaning of Sections 443, 444 BGB. In the unlikely event that the provisions of Sections 6 through 8 setting out the scope and limitations of the Sellers' liability are, contrary to the intention and explicit understanding of the Parties, regarded and construed as quality guarantees concerning the object of the purchase, and the limitations of the Sellers' liability contained herein are therefore found wholly or partially invalid, the Purchasers hereby waive the right to assert claims going beyond the limits of limitations provided for herein. The Sellers accept such waiver.

7.8.3 Payments of Sellers made according to this Section 7 or under the indemnities contained in this Agreement shall constitute in the relationship between the Sellers and the Purchasers a reduction of the Purchase Price and, to the extent they are made directly to any of the Companies, in the relationship between the Purchasers and the recipient a capital contribution (Einlage).

                                   SECTION 7A*

    * REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

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                                                                   page 32 of 55


*REDACTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

                                    SECTION 8
                                      TAXES

8.1  DEFINITIONS

8.1.1 "TAX" means any federal, state or local tax, including corporate income tax, solidarity surcharge, trade, value-added, real estate transfer tax, salary withholding tax/wage tax or any other tax within the meaning of Sec. 3 AO or comparable laws of the Czech Republic or Poland, customs, dues or public social security payments under German, Czech or Polish mandatory law together with any interest, penalty or addition to tax and all charges accessory to taxes and liability claims (Haftungsschulden) imposed by any German, Czech or Polish governmental authority responsible for the imposition of such Tax (hereinafter referred to as a "TAXING AUTHORITY").

8.1.2 For the purposes of this Section 8, the term "COMPANY" or "COMPANIES" shall solely refer to the Company and its Subsidiaries in Germany, the Czech Republic and Poland.

8.1.3 For the purposes of this Section 8, "AGREED TAX RATES" shall mean the Tax rates and Tax laws applicable for the periods for which a Tax is claimed or, if for future periods at such time amended Tax rates and amended Tax laws for these future Tax periods have already been enacted, such amended Tax rates and amended Tax laws.

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                                                                   page 34 of 55


8.2  GUARANTEES RELATED TO TAX

     The Sellers guarantee to the Purchasers by way of an independent promise of guarantee pursuant to Section 311 para. 1 BGB (selbstaendiges Garantieversprechen im Sinne des Paragraphen 311 Abs. 1 BGB), within the scope of and subject to the requirements and limitations contained in this
     Section 8, that

8.2.1 the Companies have duly, completely, in all material respects correctly and timely made, and will duly, completely, in all material respects correctly and timely (taking into consideration extensions of time allowed by the competent Taxing Authorities) make until the Closing Date, all Tax filings due;

8.2.2 the Companies have paid, and will pay until the Closing Date, all Taxes when due and payable;

8.2.3 the Companies have not paid to the Sellers (or their Affiliates other than the Companies) any constructive dividends (verdeckte Gewinnausschuettungen) (other than constructive dividends, if any, according to Section 8a German Corporate Income Tax Act (Koerperschaftsteuergesetz, KStG)) after 31 December 2004 until the Closing Date;

8.2.4 the Companies for which a constructive dividend would lead to a taxation according to Section 38 KStG have not paid any constructive dividends (verdeckte Gewinnausschuettungen) (other than constructive dividends, if any, according to Section 8a KStG) after 31 December 2004 until the Closing Date; and

8.2.5 the Companies have kept all records which the Companies are required by law to keep for Tax purposes including documents and records which need to be kept for the documentation of the proper application of transfer prices (Verrechnungspreisdokumentation).

     Section 7.8.2 shall apply mutatis mutandis.

8.3  TAX INDEMNIFICATION

8.3.1 The Sellers agree to indemnify the Purchasers from and against all Taxes due and payable by the Companies for Tax assessment periods (steuerliche Veranlagungszeitraeume) or time periods ending on or before 31 December 2004, unless, and except to the extent, that such Tax liabilities

     (1) are shown or provided for in the financial statements as of 31 December 2004 of any of the Companies (i) as Tax accruals (Steuerrueckstellungen) or (ii) as part of the other accruals (sonstige Rueckstellungen) for eventual Tax liabilities deducted from the books and records of the Companies, if any; or

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                                                                   page 35 of 55


     (2) are subject of a valid and enforceable claim for repayment or indemnification against a Third Party and the Purchasers or the Companies have in good faith used their reasonable efforts to recover such claim; or

     (3) are the result of a reorganisation or other measures with retroactive effect for Tax purposes prior to 1 January 2005 initiated by the Purchasers; or

     (4) can be offset against Tax loss carry backs or loss carry forwards that are or were available (including as a result of subsequent Tax audits) in the period to which such Taxes are allocable, whereby any use or reduction caused directly or indirectly by the Purchasers of such Tax loss carry back or loss carry forward shall be disregarded (it being understood that Tax losses incurred by any of the Companies after 31 December 2004 and carried back into any period ending prior to the Effective Date are not taken into account); or

     (5) can be offset against future Tax reductions (Steuerminderungen) or correspond to Tax refunds of any of the Companies arising after the Effective Date out of the circumstance triggering the Tax indemnification claim, e.g. resulting from the lengthening of depreciation periods or higher depreciation allowances (Phasenverschiebung) whereby the amount of such future Tax reductions shall be calculated on the basis of the Agreed Tax Rates. The calculation period for such future Tax profits shall be limited to ten years after the Effective Date and the amount of such future Tax profits shall be discounted to the date when the indemnification payment by the Sellers is due pursuant to Section 8.3.2 at a rate of 6 per cent p.a., whereby the amount of the future Tax reductions so arrived at shall be considered solely in accordance with the provisions in Section 8.7.3 below; or

     (6) correspond to Tax advantages of any of the Companies, any of the Purchasers or any Affiliate of the Purchasers to the extent such Tax advantages are not subject to a Tax refund in accordance with the provisions set forth in Section 8.7.1.

8.3.2 Indemnification payments due by the Sellers under this Section 8 shall be made within 20 Business Days following written notice by the Purchasers, provided that the payment of such amounts to the Taxing Authority is due and that the Sellers shall not be required to make any payment earlier than two Business Days before such Taxes are due to the Taxing Authority. In case of any Tax being contested in accordance with Section 8.6.2, payment of such Tax to the Taxing Authority will be considered due no earlier than on the date

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                                                                   page 36 of 55


     a final (bestandskraeftig) determination to such effect is made by either the Taxing Authority or a court of proper jurisdiction, provided that the Taxing Authority has granted suspension from paying the assessed Tax (Aussetzung der Vollziehung) until such Tax becomes final and binding. If this is not the case, the Sellers shall make a respective advance indemnification payment to the Purchasers provided that the Purchasers concurrently assign to the Sellers any potential Tax refund claim against the Taxing Authority resulting from a successful Tax contest of the Tax assessment underlying such indemnification payment. If the final amount to be indemnified for Taxes and to be paid is lower than the advance indemnification payment by the Sellers, then the difference shall be reimbursed by the Purchasers to the Sellers, including all interest earned thereon, if any, to the extent not received by the Sellers from the Taxing Authority under the Tax refund claim.

8.4  TAX FILINGS AFTER THE CLOSING DATE

8.4.1 After the Closing Date, the Purchasers shall prepare and make, or cause the Companies to prepare and make, all Tax filings required to be filed by or on behalf of the Companies, in the case of any Tax filings for periods ending on, prior to or including (einschliessen) 31 December 2004, subject to the review and approval of the Sellers (which may not unreasonably be withheld). Tax filings for periods including the period ending on 31 December 2004 shall be prepared on a basis consistent with those prepared for prior Tax assessment periods. The Purchasers shall ensure that any Tax filing to be reviewed and approved by the Sellers will be furnished to the Sellers no later than 20 Business Days prior to the due date of such Tax filing.

8.4.2 The Sellers undertake to reasonably cooperate with and assist the Purchasers in preparing any Tax filings pursuant to Section 8.4.1 and, to the extent that Tax filings cannot accurately be filed without the Sellers' assistance, also for periods ending after the Effective Date.

8.5  TAX COVENANTS

     The Purchasers covenant to the Sellers that except as legally required by any Taxing Authority or otherwise compelled by mandatory law and after having given the Sellers the opportunity to intervene, whereby the Sellers have not objected within ten Business Days after having been notified by the Purchasers, the Purchasers will not cause or permit the Companies

8.5.1 to make or change any Tax election, amend any Tax return or take any Tax position on any Tax return; or

8.5.2 to take any action, omit to take any action or enter into any transaction, merger or restructuring with retroactive effect for Tax purposes prior to 1 January 2005;

     in each case, if such action or change results in any increased Tax liability (including a Tax indemnification liability) of the Sellers or their Affiliates or reduction of any of their Tax assets.

8.6  INDEMNIFICATION PROCEDURES

8.6.1 Following the Closing Date, the Purchasers shall without undue delay (un-verzueglich) notify the Sellers of any Tax audit or administrative or judicial proceeding that is announced or commenced and that might constitute a basis for indemnification by the Sellers pursuant to this
     Section 8. Such notice shall be in writing and shall contain factual information sufficiently describing the object of the Tax audit or the asserted Tax liability of the Sellers in reasonable detail and shall include copies of any notice or other document received from any Taxing Authority in respect of any such Tax audit or asserted Tax liability. The Purchasers shall further procure that the Companies allow the Sellers to fully participate in such Tax audit. If the Sellers are not given notice without undue delay as required before, then the Sellers shall not have any obligation to indemnify the Purchasers or the Companies for any damages arising out of such asserted Tax liability.

8.6.2 The Sellers may elect to direct on their own or through counsel of their choice and at their expense, any audit, claim for refund and administrative or judicial proceeding involving any asserted Tax liability with respect to which indemnity may be sought under this Section 8 (any such audit, claim for refund or proceeding relating to an asserted Tax liability is hereinafter referred to as a "TAX CONTEST"). If the Sellers elect to direct a Tax Contest, then the Sellers shall within twenty Business Days of receipt of the Purchasers' written notice pursuant to Section 8.6.1 above, notify the Purchasers of their intent to do so, and the Purchasers shall cooperate and follow the Sellers' directions and cause the Companies or their respective successors to cooperate and follow the Sellers' directions, at the Sellers' expense and against reimbursement of the Pur-chasers' and/or the Companies' reasonable external costs in each phase of such Tax Contest. If the Sellers do not elect to direct such Tax Contest or fail to notify the Purchasers of their election as herein provided, the Purchasers or the relevant Company may pay, compromise or contest such asserted Tax liability, provided that neither the Purchasers nor the relevant Company may settle or compromise any asserted Tax liability without the consent of the Sellers which shall not unreasonably be withheld. In any event, the Sellers may participate, at their own expense, in any Tax Contest. If the Sellers choose to direct the Tax Contest, the Purchasers shall promptly authorise, and shall

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                                                                   page 38 of 55


     cause the Companies to authorise, (by power-of-attorney and such other documentation as may be necessary and appropriate) the designated representative of the Sellers to represent the Purchasers, the relevant Company or their successors in the Tax Contest insofar as the Tax Contest involves an asserted Tax liability for which the Sellers would be liable under this Section 8.

8.6.3 The Purchasers acknowledge that the Sellers, in accordance with Section
     8.6.2 above, shall have the right to direct, inter alia, the following Tax
     Contests:

(i) Tax Contests relating to the corporation tax increase (Koerperschaftsteuererhoehung) due to the excess profit transfers (vororganschaftliche Mehrabfuehrungen) of the Company to E.ON, of Viterra Wohnungsgesellschaft II GmbH to the Company and of Viterra Wohnungsgesellschaft III GmbH to Viterra Wohnungsgesellschaft II GmbH in the fiscal years ending on 30 September 2004, based on the argument that the retroactive effect of Section 14 para. 3 of the German Corporate Income Tax Act in its recent version (Koerperschaftsteuergesetz, neue Fassung; KStG n.F.) is unconstitutional; and

(ii) Tax Contests relating to the disputed impact of excess profit transfers (vororganschaftliche Mehrabfuehrungen) from the fiscal years 2001, 2002 and 2003 on the amount of corporation tax increase potential (fortgeschriebenes EK 02) of the Companies mentioned in (i), above, due to an alleged invalidity of section II of a certain letter of the Federal Ministry of Finance (BMF-Schreiben) dated 22 December 2004 - IV B 7 - S 2770 - 9/04.

8.7  TAX REFUNDS

8.7.1 If any of the Companies will receive a Tax refund relating to any period ending on or before 31 December 2004 (to the extent not reflected in the Financial Statements), the amount of the Tax refund shall be paid by the Purchasers to the Sellers. The Purchasers shall duly notify the Sellers of any Tax refund relating to any period ending on or before 31 December 2004. The Tax refund shall be reduced by future Tax profits (steuerliche Mehrgewinne) or Tax disadvantages related to the Tax refund and arising after 31 December 2004, whereby future Tax profits and Tax disadvantages shall be calculated on the basis of the Agreed Tax Rates. The calculation period for such future Tax profits shall be limited to ten years after the Effective Date and the amount of such future Tax profits or Tax disadvantages shall be discounted to the date of payment of the Tax refund by the Purchasers at a rate of 6 per cent p.a.

8.7.2 If, due to a fiscal unity (Organschaft) between (i) any of the Sellers and the Company and (ii) the Company and German Subsidiaries, any of the Sellers is allocated additional taxable income under Section 14 KStG and/or
     Section 2 para. 2 of the German Trade Tax Act (Gewerbesteuergesetz, GewStG) resulting from an increased taxable assessment basis (Bemessungsgrund-

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                                                                   page 39 of 55


     lage/Gewerbeertrag) of any of the Companies which leads to a decrease of the taxable assessment basis of any of the Companies for Tax assessment periods after 31 December 2004, the Purchasers shall repay to the Sellers an amount equal to the Tax reduction resulting therefrom. The Tax reduction amount shall be calculated on the basis of the Agreed Tax Rates. The calculation period for such Tax reduction amount shall be limited to ten years after the Effective Date and the amount of such Tax reduction amount shall be discounted to the date of payment of the Tax reduction amount by the Purchaser at a rate of 6 per cent p.a. With respect to the repayment,
     Section 8.7.3 shall apply.

8.7.3 For Tax periods until and including 31 December 2010, the Tax reduction amounts to be repaid by the Purchasers shall be payable immediately, at the latest, however, ten Business Days after a corresponding notification of the Sellers to the Purchasers, up to an aggregate amount of EUR 2,000,000 for all amounts payable under Section 8.7.2 with respect to the fiscal unity (hereinafter referred to as the "REPAYMENT CAP") and up to an aggregate amount of EUR 10,000,000 for all other amounts owed by the Purchasers to the Sellers under this Section 8, including, without limitation, any Tax reductions which can be offset in accordance with
     Section 8.3.1 (5) above (hereinafter referred to as the "EXTENDED REPAYMENT CAP").

     For Tax periods after 31 December 2010, the Tax reduction amounts to be repaid by the Purchaser shall finally be calculated on 31 December 2010 (or on any other date the Sellers and the Purchasers will mutually agree on) on the basis of the Agreed Tax Rate, with a calculation period of ten years after the Effective Date and the Tax reduction amounts shall be discounted at a rate of 6 per cent p.a. to 31 December 2010. Such amounts plus any amounts relating to Tax periods until and including 31 December 2010 which were not paid by the Purchasers solely because the Repayment Cap or the Extended Repayment Cap were reached, shall be payable immediately, at the latest, however, ten Business Days after a corresponding notification of the Sellers to the Purchasers and are not subject to the Repayment Cap, the Extended Repayment Cap or any other limitation.

8.7.4 If due to a fiscal unity (Organschaft) between (i) any of the Sellers and the Company and (ii) the Company and German Subsidiaries, any of the Sellers is allocated reduced taxable income under Section 14 KStG and/or
     Section 2 para. 2 GewStG resulting from a reduced taxable assessment basis (Bemessungsgrundlage/Gewerbeertrag) of any of the Companies which leads to an increase of the taxable assessment basis of any of the Companies for Tax assessment periods after 31 December 2004, the Sellers shall repay to the Purchasers an amount equal to the Tax increase resulting therefrom. With respect to the calculation of the Tax increase, Section 8.7.2 shall apply mutatis mutandis. The amount payable by the Sellers shall be due for payment immediately,

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                                                                   page 40 of 55


     at the latest, however, ten Business Days after a corresponding notification of the Purchaser to the Sellers.

8.8  SCOPE OF SELLERS' LIABILITY IN NOT WHOLLY-OWNED COMPANIES

     To the extent a claim of the Purchasers under this Section 8 refers to any of the Companies in which the Sellers hold (directly or indirectly) as of 31 December 2004 less than 100 per cent, the Sellers shall nevertheless be liable to the Purchasers for a damage, as if the Sellers' equity shareholding in such Company amounted to 100 per cent.

8.9  LIMITATION

     Claims of the Purchasers under this Section 8 shall be time-barred six months after the assessment of the relevant Taxes has become final and binding.

                                    SECTION 9
                             PURCHASERS' GUARANTEES

9.1  GUARANTEES

     The Purchaser 1 and the Purchaser 2 hereby individually, and each Purchaser for itself only and not as joint and several debtors (Gesamtschuldner), guarantee by way of an independent promise of guarantee pursuant to Section 311 para. 1 BGB (selbstaendiges Garantieversprechen im Sinne des Paragraphen 311 Abs. 1 BGB):

9.1.1 The Purchaser 1 is duly incorporated and validly existing under the laws of Germany and has all requisite corporate power and authority to own its assets and to carry out its business. The Purchaser 2 is duly incorporated and validly existing under the laws of Germany and has all requisite corporate power and authority to own its assets and to carry out its business.

9.1.2 The execution and performance by the Purchasers of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of each Purchaser and have been duly authorised by all necessary corporate action on part of the Purchasers.

9.1.3 The execution and performance by the Purchasers of this Agreement and the consummation of the transactions contemplated herein do not (i) violate the articles of association or by-laws of the Purchasers or (ii) violate any applicable law, regulation, judgment, injunction or order binding on the Purchasers, and (iii) there is no action, law suit, investigation or proceeding pending against, or to the knowledge of the Purchasers threatened against, the Purchasers before any court, arbitration panel or governmental authority which in any manner challenges or seeks to prevent, alter or delay the transaction contemplated herein.

9.1.4 Based on their due diligence, the Purchasers are not aware of any facts or circumstances that could give rise to claims against the Sellers pursuant to Sections 6 and 7 of this Agreement.

9.1.5 The bank guarantee and the commitment letters supported by term sheets securing the payment of the Total Purchase Price by the Purchasers, all as set forth in Section 14 of this Agreement, are in full force and effect.

9.2  INDEMNIFICATION

     In the event that any of the Purchasers is in breach of any guarantee pursuant to Section 9.1, the Purchasers shall indemnify and hold harmless the Sellers from any damages incurred by the Sellers. In case of a liability of the Purchasers to the Sellers under this Agreement, each Purchaser is liable for its own obligations only and the Purchasers shall not be treated as joint and several debtors (Gesamtschuldner). All claims of the Sellers arising under this Section 9 shall be time-barred five years after the Closing Date.

                                   SECTION 10
                                    COVENANTS

10.1 MERGER CONTROL PROCEEDINGS; OTHER REGULATORY REQUIREMENTS

10.1.1 The Purchasers shall ensure that any filings to be made with the competent merger control authorities or other governmental authorities, to the extent they have not already been made prior to the Signing Date, will be made within five Business Days after the Signing Date, unless the applicable laws and regulations require an earlier filing. Such filings shall be made by the Purchasers on behalf of all Parties, provided, however, that the contents of such filings relating to the Sellers or the Companies shall require prior written approval of the Sellers, which shall not unreasonably be withheld. The Sellers and the Purchasers shall closely cooperate in the preparation of such filings. Each Party shall without undue delay provide all other Parties with copies of any correspondence with the merger control or other governmental authorities and with copies of any written statement, order or decision of such authorities. All Parties shall closely cooperate in any discussions and negotiations with the competent authorities with the objective to obtain clearance for the transaction contemplated by this Agreement in the shortest time period possible. The Purchasers may waive (zuruecknehmen) filings with the competent authorities or agree with such authorities on the extension of any examination period only with the express prior written consent of the Sellers. If the competent authorities are prepared to grant their approval only subject to compliance with specific conditions or obligations to be imposed upon the Purchasers, the Purchasers shall accept the imposition of such conditions and obligations, unless the acceptance causes unreasonable commercial hardship (wirtschaftliche Unzumutbarkeit) for the Purchasers.

10.1.2 If on the Closing Date any merger control approval or any other governmental consent, approval or waiver required under applicable law in any jurisdiction (other than in Germany) in order to effect the Closing has not been obtained, the Sellers and the Purchasers shall consummate the Closing, provided, however, that the Sellers and the Purchasers shall not be under an obligation to, directly or indirectly, transfer or acquire shares or interests in respect of which the consummation of the Closing would violate any applicable law or decision. The Sellers and the Purchasers shall in such case agree on all appropriate measures, including "hold separate" arrangements, regarding the shares or interests affected, in order that the relevant jurisdiction can be exempted from the consummation of the transaction until the required consents and approvals have been obtained.

10.2 PRE-CLOSING COVENANTS OF THE SELLERS

10.2.1 Between the Signing Date and the Closing Date, the Sellers shall procure, to the extent permissible under applicable law, that the Companies shall conduct their business operations in the ordinary course of business and substantially in the same manner as before. Section 6.2.11 (1) through (18) shall apply mutatis mutandis (provided that any measures set forth therein may be taken with the express consent of the Purchasers, which shall be resolved without undue delay and shall not unreasonably be withheld).

10.2.2 Between the Signing Date and the Closing Date, (i) the Sellers shall provide to the Purchasers upon request any material information relating to the Companies, (ii) the Sellers shall use their reasonable best efforts to ensure that the Purchasers have access to the management of the Companies, in both cases to the extent necessary for the Purchasers to effect a seamless transition of the Business and as permitted under applicable antitrust laws, and (iii) the Sellers shall apply reasonable efforts to provide the Purchasers upon request reasonable access to all banks as listed in Annex 6.2.11 (12) providing financing to any of the Companies in order to achieve that the security granted to such banks in respect of such financing will be released subject to the repayment of the balance of the respective financing. Further, the Sellers shall reasonably cooperate with the Purchasers to prepare (at the costs of the Purchasers) for a conversion of the Company into a limited liability company (GmbH) becoming legally effective as fast as possible following Closing.

10.2.3 Without undue delay after the Signing Date, the Sellers shall notify the former minority shareholders in Deutschbau-Holding GmbH which have sold their respective shares in Deutschbau-Holding GmbH to the Company by agreements dated 29 November 2004 of the intention of the Company to prepay the outstanding purchase prices to each of the minority shareholders.

10.2.4 Without undue delay after the Signing Date, the Sellers shall, to the extent possible, (i) provide the Purchasers access to the current minority shareholders holding 0.685 per cent of the shares in Deutschbau-Holding GmbH and (ii) reasonably assist the Purchasers in the acquisition of such minority shares. For the avoidance of doubt, the Sellers shall not be obliged to incur any costs in the context of such acquisition and shall not be liable for the success of such acquisition.

10.3 ACCESS TO FINANCIAL INFORMATION

     The Purchasers shall procure that after the Closing Date, the Sellers and their respective representatives are given reasonable access to, and are allowed to make copies of, (i) the annual books of accounts for the fiscal year that ended on 31 December 2004 and (ii) the books of account for the first and second quarters of the fiscal year 2005 as well as any other financial information required to achieve the deconsolidation from the Sellers' consolidated financial statements on the Closing Date or, if the Closing does not occur on the last day of a month, on the end of the month following the Closing Date, (iii) any information the Sellers require to review the Tax filings as mentioned in Section 8.4 of this Agreement and/or to conduct any Tax Contests as mentioned in Sections 8.6.2, 8.6.3 of this Agreement, and (iv) any other financial or business information as may be required by the Sellers to comply with information requests from administrative authorities, public agencies (including but not limited to the United States Securities and Exchange Commission) and stock exchanges relating to periods ending on or prior to the Closing Date.

10.4 INSURANCE COVERAGE

     The Sellers shall procure, to the extent permissible under applicable law, that the Companies and the Business remain insured until the Closing Date in substantially the same way as they are on the Signing Date and that all premiums due for all applicable insurance policies are duly and timely paid.

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                                                                   page 44 of 55


10.5 EXONERATION (ENTLASTUNG) OF SUPERVISORY BOARD MEMBERS; CONTINUATION OF SUPERVISORY BOARD

10.5.1 The Purchasers undertake to hold an extraordinary general shareholders' meeting (ausserordentliche Hauptversammlung) within one month after the Closing and vote for a shareholders' resolution granting exoneration (Entlastung) to each of the E.ON Representatives for the time period from 1 January 2005 through the date their resignations become effective.

10.5.2 The Purchasers undertake to maintain the equal number of representatives of shareholders and employees at the supervisory board (hereinafter referred to as "EQUAL REPRESENTATION") for the remaining time of the members' current term of service (i.e. until the annual general shareholders' meeting (ordentliche Hauptversammlung) in 2009) (hereinafter referred to as the "REMAINING TERM"), notwithstanding a status proceeding in accordance with Sections 97 et seq. AktG or a transformation of the Company into another legal form, namely a limited liability company (GmbH). If the Act on 1/3 Co-Determination (Drittelbeteiligungsgesetz, DrittelbG) applies to the supervisory board of the Company, the Purchasers nevertheless shall during the Remaining Term procure Equal Representation with a number of twelve members of the supervisory board, and a scope of authority and responsibility of such supervisory board as if the Co-Determination Act 1976 (Mitbestimmungsgesetz, Mit- bestG) were applicable. More specifically, the Purchasers shall procure that, in addition to the supervisory board members who are elected by the employees, the shareholders of the Company elect such external representatives of the employees as were elected by the employees as members of the Company's supervisory board as are required to achieve Equal Representation, provided, however, that the representatives of the shareholders shall have the right to elect the chairman of the supervisory board and such chairman shall have a casting vote. The Purchasers shall further procure that the Company's articles of association, rules of procedure (Geschaeftsordnungen) and other applicable documents are amended accordingly.

10.6 GROUP INTERNAL CREDITS

     Following the Effective Date, the Sellers have not reversed, and following the Signing Date, the Sellers will not reverse any group internal credits (Gutschriften) accorded to any of the Companies prior to the Signing Date.

10.7 CONTINUATION OF VITERRA SELF COMMITMENT

     The Purchasers acknowledge that Viterra is bound by a self commitment to the socially acceptable structuring of privatisations ("Selbstverpflichtung der Viterra AG zur sozialvertraeglichen Gestaltung von Wohnungsverkaeufen"; hereinafter referred to as the "VITERRA SELF COMMITMENT") which was signed

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                                                                   page 45 of 55


     by the Company in August 2004 and which is attached as Annex 10.7. The Purchasers undertake to use their best efforts to procure, to the extent permissible under applicable law, that the Company will comply with the Viterra Self Commitment in accordance with the terms thereof.

10.8 COVENANT NOT TO COMPETE

10.8.1 For a period of three years after the Closing Date the Sellers shall not

     (i) establish a business which competes with the residential part of the Business as presently conducted by the Companies; or

     (ii) acquire an interest of more than 20 per cent (equity or votes) in an enterprise which competes with the residential part of the Business as presently conducted by the Companies.

10.8.2 The acquisition (including by way of a merger) of

     (i) a non-controlling financial interest in an entity engaged in a business competing with the residential part of the Business as presently conducted; or

     (ii) a controlling interest in an entity or group if either the annual sales in the competing business do not exceed 33 per cent of the aggregate sales of such entity or group or the competing business is sold within 18 months after the acquisition of the controlling interest has been completed shall be exempted from the covenant not to compete.

10.9 INDEMNIFICATION

     To the extent that after the Effective Date a Third Party raises a claim against any of the Sellers which is due to a legal relationship between such Third Party and any of the Companies, the Purchasers shall hold harmless and indemnify the Sellers from any such claim as well as any costs and expenses incurred in connection therewith, unless the Sellers are liable in accordance with this Agreement. The Parties agree by way of an agreement for the benefit of Third Parties (Vertrag zugunsten Dritter) in the sense of Section 328 BGB that Sentence 1 of this Section 10.9 shall apply accordingly in the event that the Third Party raises a claim against a company which is an Affiliate of the Sellers. Unless the Sellers are liable in accordance with this Agreement, the Purchasers hereby agree to hold harmless and indemnify the Sellers and their Affiliates from any and all claims, liabilities, obligations, costs and expenses (including reasonable attorneys' fees) relating to, or arising out of, the Shares and/or the Business and/or the respective transfer thereof, including any such

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                                                                   page 46 of 55


     claims, liabilities, costs and expenses claimed by the Companies. For the avoidance of doubt, this Section shall not apply if and to the extent any of the Sellers or their Affiliates are held liable for any breach of contract conducted by any of them. As regards Third Party claims, Section
     7.5 shall apply mutatis mutandis.

                                   SECTION 11
                        SEPARATION OF VITERRA FROM E.ON

11.1 EXISTING E.ON GUARANTEES

     E.ON has extended certain guarantees for obligations of certain of the Companies which are listed in Annex 11.1 (hereinafter referred to as the "E.ON GUARANTEES"). The Purchasers shall on the Closing Date either effect E.ON to be fully released from the E.ON Guarantees or, to the extent and as long as the E.ON Guarantees will have survived the Closing and will not have been released, deliver to E.ON a legal independent guarantee not requiring fault and to be honoured on first demand (selbstaendige verschuldensunabhaengige Garantie auf erstes Anfordern), waiving any rights as to set-off and withholding (Aufrechnung und Zurueckbehaltung), to reimburse E.ON for any amount paid by E.ON under the E.ON Guarantees, issued by a bank of international reputation. E.ON may make the first demand as soon as it has made any payment under any of the E.ON Guarantees. E.ON shall inform the Purchasers in due course before it pays any amounts under any of the E.ON Guarantees.

11.2 PURCHASE FRAMEWORK AGREEMENTS

     As of Closing, the Companies will no longer be eligible under the conditions of certain purchase framework agreements currently in place for the E.ON group, such as special conditions for IT hardware, standard software, travel services, vehicles, telecommunications, etc.

11.3 SEPARATION OF IT

     The Companies currently use licences for SAP and Oracle software acquired under E.ON framework agreements. The use of the existing licences by the Companies can be continued after the Closing. However, the Companies are obliged to conclude individual service agreements with SAP and Oracle.

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                                                                   page 47 of 55


11.4 SALES AND MANAGEMENT CONTRACTS BETWEEN E.ON AND THE COMPANIES

     The existing sales and management contracts between E.ON and certain of the Companies which are listed in Annex 11.4 will be continued after the Closing Date in accordance with their terms.

11.5 E.ON INVESTMENTPLAN; E.ON SHARE OPTIONS

     The Companies will no longer participate in the incentive program E.ON InvestmentPlan. The Companies will remain obliged under the current tranches of the virtual E.ON share option program in accordance with its terms at the Companies' own cost and under their own administration. The numbers and the strike price of share options granted under the virtual E.ON share option program are listed in Annex 11.5.

                                   SECTION 12
                         CONFIDENTIALITY/PRESS RELEASES

12.1 CONFIDENTIALITY; PRESS RELEASES; PUBLIC DISCLOSURE

     The Parties mutually undertake to keep the contents of this Agreement secret and confidential vis-a-vis any Third Party except to the extent that the relevant facts are publicly known or disclosure is required by law, or unless disclosure is required to their respective professional advisers, shareholders or, in case of the Purchasers, their financing banks (provided that these advisers, shareholders and financing banks are subject to confidentiality obligations comparable to those contained in the confidentiality agreements signed by the Purchasers (or their Affiliates) on 11 November and 3 December 2004). In such case, the Parties shall, however, inform each other prior to such disclosure and shall limit any disclosure to the minimum required by statute, the authorities or otherwise permitted hereunder. No press releases or other public announcement concerning the transactions contemplated by this Agreement shall be made by either Party unless the form and text of such announcement shall first have been approved by the other Parties except that - if the Party is required by law or by applicable stock exchange regulations to make an announcement
     - it may do so after first consulting with the other Parties. The Parties have agreed on the wording of press releases announcing the signing of this Agreement drafts of which are attached hereto as Annex 12.1 and they hereby expressly approve the wording of such press releases.

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                                                                   page 48 of 55


12.2 PURCHASERS' CONFIDENTIALITY; RETURN OF DOCUMENTS

     In the unlikely event that this Agreement is terminated without the Closing having been consummated, the Purchasers undertake to keep confidential all information received from the Sellers in connection with the transactions contemplated by this Agreement and to return all documents and information embodied otherwise which they received from the Sellers, together with any copies thereof and to destroy all documents and information embodied otherwise it produced based on information received from the Sellers, unless such information is in the public domain without breach of a confidentiality obligation towards the Sellers or unless the Purchasers are obliged by law or by an enforceable order of any court or administrative or governmental body to act otherwise. The Purchasers shall not be entitled to any retention right with respect to such documents or information.

                                   SECTION 13
                     ASSIGNMENT OF RIGHTS AND UNDERTAKINGS

13.1 Subject to Section 13.2 below, this Agreement and any rights and obligations hereunder may not be assigned and transferred, in whole or in part, without the prior written consent of the other Parties hereto. However, the Purchasers shall be entitled to assign certain rights under Sections 6 through 8 of this Agreement for purposes of security to the bank(s) acting as financier(s) of the Purchasers' obligations under this Agreement provided that (i) the right to collect any claims against the Sellers (Einziehungsberechtigung) remains solely with the Purchasers, (ii) the Purchasers inform the Sellers in writing before such assignment of claims and (iii) the Sellers' rights to set-off and/or to withhold any payments vis-a-vis the Purchasers and due under this Agreement shall in no event be affected thereby; Section 406 BGB shall insofar not apply. For the purpose of clarification, the Purchasers' obligations under this Agreement, in particular the obligation to pay the Total Purchase Price in accordance with Section 3 hereunder shall not be affected by such assignment.

13.2 If either of the Purchasers submits to the Sellers a written request to consent to a pre-Closing transfer of the position of such Purchaser under this Agreement to a Third Party in whole or in part (hereinafter referred to as the "TRANSFER REQUEST"), the Sellers are under the obligation to grant such consent in writing without undue delay if the Transfer Request contains (i) reasonable evidence for the legal existence and not negative commercial reputation of the Third Party as well as for the due authorisation of the Third Party to enter into this Agreement, and (ii) evidence that upon entry of the Third Party into this

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                                                                   page 49 of 55


     Agreement (a) the financing assurances mentioned in Section 14 below will support the obligations of the Third Party under this Agreement in the same manner and to the same extent as they previously supported the obligations of the transferring Purchaser and (b) no amendment to the merger filings mentioned in Section 5.2 which might materially delay the merger clearance process in Germany and/or Poland will have to be made; provided that, in case of any transfer of the position of the Purchaser 1 under this Agreement, the Purchaser 1 shall remain jointly and severally liable with the respective assignee(s) or transferee(s) for any of its obligations arising under or in connection with this Agreement.

                                   SECTION 14
                        PURCHASERS' FINANCING ASSURANCES

     The Purchasers have submitted to the Sellers on the Signing Date (i) a bank guarantee, a standby letter of credit and a commitment letter supported by a term sheet for the equity portion of the Total Purchase Price (in each case with an availability period ending on or after 30 September 2005), and
     (ii) a commitment letter supported by a term sheet from the providers of debt financing for the remaining part of the Total Purchase Price, both with an availability period ending on 30 September 2005 (copies of which are attached hereto as Annex 14).

                                   SECTION 15
                                COSTS AND TAXES

15.1 Taxes

     All transfer taxes (including real estate transfer taxes, if any), stamp duties, costs for the notarisation of this Agreement and any other charges and costs which result from this Agreement and the Closing of the transaction considered hereby shall be borne by the Purchasers, unless provided otherwise in this Agreement. All charges, costs and fees which result from the filings under the merger control laws and in compliance with other regulatory requirements, including, but not limited to, the charges, costs and fees of the competent merger control authorities, shall be borne by the Purchasers.

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                                                                   page 50 of 55


15.2 COSTS

     Each Party shall bear the costs and fees of its own advisors, unless provided otherwise in this Agreement.

                                   SECTION 16
                                     NOTICES

16.1 FORM OF NOTICE

     All declarations, notices or other communications hereunder (hereinafter referred to as the "NOTICES") shall be done in writing in the English language and delivered by hand or by courier or by facsimile to the person at the addresses set forth below, or such other addresses as may be designated by the respective Party to the other Parties in the same manner.

16.2 NOTICES TO SELLER 1

     Any Notice to be given to the Seller 1 hereunder shall be addressed as follows:

     E.ON Viterra-Beteiligungsgesellschaft mbH
     Attn.: Managing Director(s)
     E.ON-Platz 1
     D-40479 Duesseldorf
     Fax: +49 211 4579 466;

     with a copy to:

     Freshfields Bruckhaus Deringer
     Attn.: Dr. Axel Epe
     Feldmuehleplatz 1
     D-40545 Duesseldorf
     Fax: +49 211 4979 103.

16.3 NOTICES TO SELLER 2

     Any Notice to be given to the Seller 2 hereunder shall be addressed as follows:

     E.ON AG
     Attn.: Legal Department
     E.ON-Platz 1
     D-40479 Duesseldorf
     Fax: +49 211 4579 466;

     with a copy to:

     Freshfields Bruckhaus Deringer
     Attn.: Dr. Axel Epe
     Feldmuehleplatz 1
     D-40545 Duesseldorf
     Fax: +49 211 4979 103.

16.4 NOTICES TO PURCHASER 1

     Any Notice to be given to the Purchaser 1 hereunder shall be addressed as follows:

     Atrium Einhunderterste V V GmbH
     c/o Deutsche Annington Immobilien GmbH
     Attn: Volker Riebel
     Gladbecker Strasse 3
     D-40472 Duesseldorf
     Fax: +49 211 43717923;

     with a copy to:

     Terra Firma Capital Partners Limited
     Attn.: General Counsel
     2 More London Riverside
     UK-London, SE1 2AP
     Fax: +44 20 7015 9501;

     and with a further copy to:

     Lovells
     Attn.: Oliver Felsenstein
     Untermainanlage 1
     D-60329 Frankfurt/Main
     Fax: +49 69 96236 100.

16.5 NOTICES TO PURCHASER 2

     Any Notice to be given to the Purchaser 2 hereunder shall be addressed as follows:

     Praetorium 40. V V GmbH
     c/o Annington Homes Ltd.
     Attn.: Barry Chambers
     1, James Street

     UK-London W1U 1DR
     Fax: +44 20 7960 7548;

     with a copy to:

     Terra Firma Capital Partners Limited
     Attn.: General Counsel
     2 More London Riverside
     UK-London, SE1 2AP
     Fax: +44-207-0159501;

     and with a further copy to:

     Lovells
     Attn.: Oliver Felsenstein
     Untermainanlage 1
     D-60329 Frankfurt/Main
     Fax: +49 69 96236 100.

16.6 CHANGE OF ADDRESS

     The Parties are to, without being legally obliged to, communicate any change of their respective addresses set forth in Sections 16.2 through
     16.5 as soon as possible in writing to the respective other Parties. Until such communication, the address as hitherto shall be relevant.

16.7 COPIES TO ADVISORS

16.7.1 The receipt of copies of Notices by the Parties' advisors shall not constitute or substitute the receipt of such Notices by the Parties themselves.

16.7.2 Any Notice shall be deemed received by a Party regardless of whether any copy of such Notice has been sent to or received by an advisor of such Party or the acting notary, irrespective of whether the delivery of such copy was mandated by this Agreement.

                                   SECTION 17
                                  MISCELLANEOUS

17.1 GOVERNING LAW

     This Agreement shall be governed by, and construed in accordance with, the laws of Germany, excluding the German conflicts of laws rules and further excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).

17.2 JURISDICTION

     In the event of any dispute in context with or arising from this Agreement, including its Annexes, exclusive jurisdiction shall be with the competent courts in Duesseldorf.

17.3 BUSINESS DAY

     Heretofore and hereinafter, "BUSINESS DAY" means a day (other than a Saturday or Sunday) on which banks are open for business in Frankfurt am Main.

17.4 AMENDMENTS, SUPPLEMENTATIONS

     Any amendment or supplementation of this Agreement, including of this provision, shall be valid only if made in writing, except where a stricter form (e.g. notarisation) is required under applicable law. Section 15.1 and
     15.2 shall apply mutatis mutandis.

17.5 LANGUAGE

17.5.1 This Agreement is written in the English language (except that Annexes may be partly in German language). Terms to which a German translation has been added shall be interpreted throughout this Agreement in the meaning assigned to them by the German translation.

17.5.2 Any reference made in this Agreement to any types of companies or participations, proceedings, authorities or other bodies, rights, institutions, regulations or legal relationships (hereinafter collectively referred to as the "LEGAL TERMS") under German law shall extend to any corresponding or identical Legal Terms under foreign law to the extent that relevant facts and circumstances must be assessed under such foreign law. Where no corresponding or identical Legal Terms under foreign law exist, such Legal Terms shall be introduced as - functionally - come closest to the Legal Terms under German law.

17.6 HEADINGS

     The headings and sub-headings of the sections contained herein are for convenience and reference purposes only and shall not affect the meaning or construction of any of the provisions hereof.

17.7 ANNEXES

     The Annexes referred to in this notarial deed - except for Annex 0 and Annex

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                                                                   page 54 of 55


     5.2.4 - have been notarised in a notarial reference deed (No. H 1318/2005 dated 15, 16 and 17 May 2005 of the officiating Notary, the "REFERENCE DEED"). The original of the Reference Deed was available during the notarisation. All Annexes attached to the Reference Deed or hereto form an integral part of this Agreement.

     After having been advised by the officiating Notary of their respective rights pursuant to Section 13a of the German Notarisation Act (Beurkundungsgesetz), the individuals present stated that they have full knowledge of the contents of the Reference Deed and that they waive their right to have the Reference Deed read out aloud.

     The individuals present declared that they ratify all declarations given and accepted on behalf of the Parties represented by them in the Reference Deed.

17.8 DEFINITIONS

     In this Agreement defined terms shall have the meaning as so defined throughout the entire Agreement. In the event any definition contained in the main body of this Agreement conflicts with a definition set forth in Annex 0 (Index of Definitions), the definition contained in the main body shall prevail.

17.9 ENTIRE AGREEMENT

     This Agreement constitutes the full understanding of the Parties and the complete and exclusive statements of the terms and conditions of the Parties' agreements relating to the subject matter hereof and supersedes any and all prior agreements and understandings, whether written or oral, that may exist between the Parties with respect to the subject matter of this Agreement or parts thereof. Side agreements to this Agreement do not exist.

17.10 SEVERABILITY

     Should any provision of this Agreement be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and the purpose of such invalid, ineffective or unenforceable provision as regards subject-matter, amount, time, place and extent. The aforesaid shall apply mutatis mutandis to any gap in this Agreement.

17.11 NO BROKERAGE

     The Sellers shall indemnify and hold the Purchasers and/or, at the Purchasers' absolute discretion, any of the Companies, harmless against any and all liabilities, losses, expenses and third party claims incurred, suffered or sustained by any of them resulting from any finder's fee arrangements entered into by the Sellers or the Companies with respect to the preparation, implementation or completion of any transaction contemplated by this Agreement.

The above deed, its Annexes 0 and 5.2.4, were read to the individuals present, approved by them and signed as follows:

                                         /s/ Ingo Theusinger
                                         ------------------------------

                                         /s/ Dr. Nina Boettger
                                         ------------------------------

                                         /s/ Dr. Philipp Grzimek
                                         ------------------------------

                                         /s/ Dr. Armin Hauschild, Notar
                                         ------------------------------